UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Anderson, David H.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   10/04/04
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security      2)Trans-  2A.        3.Trans-   4.Securities Acquired(A)  5)Amount of    6.Owner-   7)Nature of
                         action    Deemed     action     or Disposed of (D)        Securities     ship       Indirect
                         Date      Execution  Code                                 Beneficially   Form:      Beneficial
                                   Date, if   ----------------------------------   Owned          Direct     Ownership
                         (Month/   any                           A                 Following      (D) or
                         Day/Year) (Month/                       or                Reported       Indirect
                                   Day/Year)  Code  V    Amount  D    Price        Transaction(s) (I)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                               66,825      I          Betty Oakes Trust
$0.01 per share
Common Stock, par value  10/03/02             A(1)       300     A    $13.5550     3,562,910      I          D. H. Anderson Trust
$0.01 per share
Common Stock, par value                                                               89,930      I          Daughter  Kristin
$0.01 per share
Common Stock, par value                                                              199,881      I          K. H. Anderson Trust
$0.01 per share
Common Stock, par value                                                              203,935      I          Linda L. Anderson Trust
$0.01 per share


                                                           1

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative    2)Conversion 3)Trans- 3A.         4)Trans-   5)Number of Derivative      6)Date Exercisable and
Security                 or Exercise  action   Deemed      action     Securities Acquired (A)     Expiration Date
                         Price of     Date     Execution   Code       or Disposed of (D)
                         Derivative   (Month/  Date, if    ----------------------------------------------------------------------
                         Security     Day/     any
                                      Year)    (Month/
                                               Day/Year)   Code  V    A            D              Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------




Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative    3)Trans-  3A          7)Title and Amount            8)Price   9)Number of     10)Ownership     11)Nature of
Security                 action    Deemed      of Underlying                 of Deri-  Derivative      Form of          Indirect
                         Date      Execution   Securities                    vative    Securities      Derivative       Beneficial
                                   Date, if    ---------------------------   Secur-    Beneficially    Security: or     Ownership
                                   any                           Amount or   ity       Owned           Direct (D) or
                                   (Month/                       Number of             Following       Indirect (I)
                                   Day/Year)   Title             Shares                Reported
                                                                                       Transaction(s)
------------------------------------------------------------------------------------------------------------------------------------




Explanation of Responses:

(1) Directors' Quarterly Stock Compensation.
-   Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: David H. Anderson
DATE 10/4/02